Exhibit 99.1

Presbia PLC Appoints Gerald Farrell, Ph.D. to the Board of Directors

Dublin, Ireland – (January 20, 2016) – The Board of Directors of Presbia PLC (NASDAQ: LENS), an ophthalmic device company and leader in near-vision restoration, announced today that it has appointed Gerald Farrell, Ph.D. to serve on its Board of Directors and as a member of its Audit Committee.

Dr. Farrell has been involved in the pharmaceutical industry for more than 25 years, and worked for Eli Lilly Company Limited in Ireland and the United Kingdom for the majority of his successful career. Dr. Farrell’s tenure at Eli Lilly included positions of Managing Director, leading the commercial sales and marketing in Ireland where he launched several major products in Europe; Director Strategy, Commercial and Business in the UK accountable for long-term strategic planning and business operations as well as other positions related to compliance, production, sales, and planning.

“Presbia will benefit from Gerald’s experience and success in consumer-oriented healthcare, and building organizations and teams across countries as we execute our strategic commercial roll out in both Asia and Europe,” said Randy Thurman, Executive Chairman of Presbia PLC.  “He will be joining a strong group of directors and officers leading the company as Presbia continues to execute its goal of being the best solution for presbyopia, an affliction that affects 1.8 billion people worldwide.”

Dr. Farrell earned a Ph.D. Plant Biotechnology from University College, Cork, and a BSc Honours – Plant Science and Higher Diploma Education with Honours from University College, Galway.  Dr. Farrell serves on the Board for UCD Michael Smurfit Graduate Business School, serves as a director, and previously served as president, for Irish Pharmaceutical Healthcare Association, and serves as a council member for the Dublin Chamber of Commerce.  Previously, from 2003 until 2014, Dr. Farrell served as a director of Eli Lilly and Company (Ireland) Ltd.

Forward-Looking Statements

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Information provided and statements contained in this press release that are not purely historical are forward-looking statements. Such forward-looking statements only speak as of the date of this press release and Presbia assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties, including, but not limited to, the factors listed under "Risk Factors" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although Presbia believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, Presbia also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

About Presbia

Presbia PLC (NASDAQ:LENS) is an ophthalmic device company that has developed and is currently marketing the presbyopia-correcting Presbia Flexivue Microlens™, a miniature lens that is implanted in a corneal pocket created by a femtosecond laser. The Presbia Flexivue Microlens™ has received a CE mark for the European Economic Area, allowing the lens to be marketed in over 30 countries across Europe. A staged pivotal U.S. clinical trial for the Presbia Flexivue Microlens™ commenced in 2014.

Presbia PLC
Monica Yamada, 323-860-4903
monica@presbia.com